UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement

Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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ASCONI CORPORATION
(Name of Registrant as Specified in its Charter)

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ASCONI CORPORATION

2200 Winter Springs Blvd., Suite 106-330

Oviedo, Florida, 32765

(407) 679-9463

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Asconi Corporation, a Nevada corporation (the “Company” or “we”) and Constantin Jitaru and Anatolia Sirbu, the controlling stockholders of the Company, are furnishing this Information Statement to you as a holder of our Common Stock, par value $0.001 per share, (the “Common Stock”) to inform you of (i) the approval of resolutions by the Company’s Board of Directors (the “Board”) proposing amendments to our Restated Articles of Incorporation (the “Articles of Incorporation”) to effect a reverse stock split of our Common Stock (the “Reverse Stock Split”) and (ii) our receipt of written consents approving such amendments by stockholders holding approximately 89.8% of the voting power of all of our stockholders entitled to vote on the matter.

The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file the Amendment to the Articles of Incorporation (the “Certificate of Amendment”). The Certificate of Amendment shall be filed with the Secretary of State of the State of Nevada on             , 2006 and will become effective at the time set forth therein (the “Effective Date”). As a result of the Reverse Stock Split, as described in more detail below, stockholders who, on the Effective Date, own fewer than thirty (30) shares, or own fractional shares after the Reverse Stock Split, of our Common Stock will have their fractional shares cashed out based upon a price of $1.00 per pre-split share.

We have one class of capital stock outstanding. As of the date of this Information Statement, 12,172,678 shares of our Common Stock were issued and outstanding. Each share of Common Stock was entitled to cast one vote, with regard to the approval of the Reverse Stock Split and the Certificate of Amendment. There are no appraisal rights with respect to the Reverse Stock Split and the Certificate of Amendment. Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.

The intended effect of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse Stock Split has the intended effect, we will file to deregister our Common Stock with the Securities and Exchange Commission (the “Commission”). We will in such case no longer be required to file periodic reports with the Commission. Our Common Stock will continue to be listed on the Pink Sheets Electronic Quotation Service, but we can make no assurances that any broker will make a market in our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE STOCK SPLIT, PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE STOCK SPLIT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

All necessary corporate approvals in connection with the Reverse Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the General Corporation Law of Nevada, solely for the purpose of informing stockholders of the Reverse Stock Split before it takes effect. This Information Statement shall serve as notice to our stockholders who did not consent to action of our stockholders taken without a meeting, pursuant to Section 78.320 of the General Corporation Law of Nevada.

This Information Statement is dated             , 2006 and is first being mailed to our stockholders on or about             , 2006.

i

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

The following is a summary of the material terms of the proposed Certificate of Amendment, the Reverse Stock Split and the other transactions contemplated in connection with the Reverse Stock Split.

This Information Statement contains a more detailed description of the terms of the proposed Certificate of Amendment and the Reverse Stock Split. We encourage you to read carefully the entire Information Statement and each of the documents that we have attached as an Annex to this Information Statement.

•	Management proposed the formation of a special committee of outside independent directors comprised of Nurlan Arinov, Anatolyi Krupskyi and Andrei Gani (the “Special Committee”). The Special Committee reviewed and recommended to the Board (consisting of Nicolae Sterbets, Tatiana Radu, Nurlan Arinov, Anatolyi Krupskyi and Andrei Gani) and the Board has authorized a 1-for-30 Reverse Stock Split of our Common Stock, par value $.001 per share. See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split” and “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

•	The Special Committee and the Board conducted a separate analysis as to the fairness of this transaction to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split. The Special Committee and the Board has determined that the Reverse Stock Split is fair to and in the best interest of the Company’s unaffiliated stockholders, both those that will be cashed out and those that will remain stockholders after the Reverse Stock Split is consummated. The Company, Constantin Jitaru and Anatolie Sirbu believe that the Reverse Stock Split is substantively and procedurally fair to the Company’s unaffiliated stockholders who are entitled to receive a cash payment of $1.00 per pre-split share. The Special Committee and the Board unanimously approved the Reverse Stock Split. In addition, the Company, Mr. Jitaru and Mr. Sirbu, in making this determination, considered other factors such as the Company’s current stock price, historical stock prices and net book value. See also the information under the captions “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” and “Special Factors—Procedural Fairness” in this Information Statement.

•	The Special Committee and the Board did not rely on a third party fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of our Common Stock, but did rely on an internal company study. See also the information under the caption “Special Factors—Procedural Fairness” in this Information Statement.

•	The Certificate of Amendment requires the approval of the holders of a majority of our outstanding Common Stock. Mr. Jitaru and Mr. Sirbu have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse Stock Split. The shares of stock beneficially held by Mr. Jitaru and Mr. Sirbu represent a majority of our outstanding voting securities, approximately 89.8% of the voting power of our Common Stock. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” in this Information Statement.

•	When the Reverse Stock Split becomes effective, you will receive one new share of our Common Stock for each thirty (30) shares of our Common Stock you own as of the Effective Date. If you do not own a number of shares of our Common Stock evenly divisible by thirty (30) you will receive a cash payment based upon the amount of $1.00 per pre-split share in lieu of a fraction of a share of new Common Stock that would otherwise be issued following the Reverse Stock Split. If you hold less than thirty (30) shares of our Common Stock, you will receive a cash payment of $1.00 per pre-split share. As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to the Manhattan Stock Transfer Company (the “Exchange Agent”). Upon receipt of your stock certificates by the Exchange Agent, you will receive your cash payment. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” in this Information Statement. In any event, all fractional shares, whether or not surrendered, will be cancelled.

•

The Company presently has approximately 920 stockholders of record of its Common Stock, of which approximately 540 each own only one (1) share and 830 other stockholders each own fewer than thirty (30) shares. In the aggregate, the shares held by these small holders comprise less than 0.03% of the Company’s outstanding capital stock. When the Reverse Stock Split is effected, the Company believes that, based on the Company’s stockholder records, 88 stockholders will remain as holders of the Company’s Common Stock, beneficially owning one hundred percent (100%) of the outstanding Common Stock. See also the information under the captions “Special Factors—Reasons for and Purpose of the Reverse Stock Split” and “Special Factors—Conduct of the Company’s Business After the Reverse Stock Split” in this Information Statement.

•	The number of shares underlying each outstanding warrant will be decreased by a factor of thirty (30), and the exercise price of each outstanding warrant will be increased by a factor of thirty (30) as a result of the Reverse Stock Split. No fractional shares will be issued or issuable upon exercise of any warrants following the Reverse Stock Split. In lieu of fractional shares, warrant holders will receive a cash payment equal to the fair market value per share at the time of exercise as determined by the Board. See also the information under the caption “Special Factors—Effect of the Reverse Stock Split on Option Holders” in this Information Statement.

•	The Reverse Stock Split is not expected to affect our current business plan or operations, except for the anticipated savings in cost and management time associated with the termination of our obligations as a public company. See also the information under the captions “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Financial Effect of the Reverse Stock Split” and “Special Factors—Conduct of the Company’s Business After the Reverse Stock Split” in this Information Statement.

•	When the Reverse Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration of our Common Stock. Once we cease public registration of our Common Stock, we will no longer be obligated to file periodic reports with the Commission or furnish reports to our stockholders. The Company anticipates that its Common Stock will continue to be traded on the Pink Sheets Electronic Quotation Service under its current symbol “ASCD.PK”, but can make no assurances that any broker will make a market in the Company’s Common Stock. See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Recommendation of the Special Committee and the Board; Fairness of Reverse Stock Split,” and “Special Factors—Termination of Exchange Act Registration” in this Information Statement.

•	Those stockholders who receive a cash payment in the Reverse Stock Split will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of our Common Stock which have been cancelled. Those record holders who receive Common Stock incident to the Reverse Stock Split, but no cash, will not recognize any gain or loss for federal income tax purposes. See also the information under the caption “Special Factors—Federal Income Tax Consequences of the Reverse Stock Split” in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.

•	You are not entitled to appraisal rights under either our governance documents or the General Corporation Law of Nevada. See also the information under the caption “Special Factors—Description of the Reverse Stock Split” in this Information Statement.

•	The Board believes that the Reverse Stock Split is subject to the following disadvantages. Stockholders owning less than thirty (30) shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing. In addition, stockholders who are cashed out will not be able to participate in our future growth and any increase in market value of their shares. The Board believes that the public market for shares of our Common Stock, where liquidity has been limited, could be greatly diminished. Moreover, stockholders remaining in the Company following the Reverse Stock Split will no longer have readily available to them all of the information regarding our operations and results that is currently available in our filings made with the Commission. The Board has also concluded that the deregulation of our Common Stock may result in our Company having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company. Furthermore, we will be less likely to be able to use our shares to acquire other companies and will no longer have access to public markets and may find it difficult to raise capital if we need to do so. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the Commission. We will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the liability provisions of the Exchange Act. In addition, our officers will no longer be required to certify the accuracy of our financial statements. See also the information under the caption “Questions and Answers About the Reverse Stock Split” in this Information Statement.

•	Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company. The Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. We have the financial resources to complete the Reverse Stock Split, the costs of which we anticipate to be approximately $90,000. However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Reverse Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the Reverse Stock Split, the Board reserves the right not to effect the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly and in accordance with applicable rules and regulations. See also the information under the captions “Special Factors — Financing of the Reverse Stock Split” and “Special Factors – Reservation of Rights” in this Information Statement.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share data)

The following summary of historical consolidated financial data was derived from the Company’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2005 and September 30, 2004 and the Company’s audited consolidated financial statements as of and for each of the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of the Company and other financial information, including the notes thereto, contained in the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005 and our Annual Report on Form 10-KSB for the year ended December 31, 2004. See “Available Information” on page 23.

	September 30,		December 31,
	2005	2004	2004	2003	2002
Balance Sheet:
Total current assets	$17,364	$16,873	$16,347	$15,078	$10,185
Total noncurrent assets	$9,721	$8,287	$8,327	$5,941	$4,169
Total current liabilities	$11,634	$12,092	$11,813	$11,089	$8,280
Total noncurrent liabilities	$1,763	$375	$471	$452	$1,035
Total stockholders’ equity	$11,958	$11,135	$10,909	$8,057	$3,875
Book value per share	$0.98	$0.92	$0.90	$0.67	$2.66

	For the Nine Months Ended September 30,		For the Fiscal Years Ended December 31,
	2005	2004	2004	2003	2002
Income Statement:
Total revenues	$18,698	$14,321	$19,319	$16,440	$12,781
Total cost of revenues	$13,840	$9,233	$12,493	$9,998	$8,387
Total operating expenses, excluding income taxes	$3,322	$3,899	$5,670	$43,771	$3,324
Income (loss) from continuing operations	$2,048	$1,797	$1,970	$(36,577)	$1,627
Net income (loss)	$1,036	$1,451	$878	$(37,865)	$866
Net (loss) income per common share
Basic	$0.09	$0.12	$0.07	$(4.71)	$0.59
Diluted	$0.09	$0.12	$0.07	$(4.71)	$0.59
Income (loss) per common share from continuing operations
Basic	$0.17	$0.15	$0.16	$(4.55)	$1.12
Diluted	$0.17	$0.15	$0.16	$(4.55)	$1.12
Ratio of earnings to fixed charges	4.22	3.42	2.21	-48.43	3.28

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

The following questions and answers briefly address certain questions about the Reverse Stock Split that are not addressed in the “Summary of Terms of Reverse Stock Split.” They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including the documents annexed hereto.

Q: What are some of the advantages of the Reverse Stock Split?

A: The Board believes that the Reverse Stock Split will have, among others, the following advantages:

•	because the number of stockholders of the Company will be less than 300, we will terminate the registration of our Common Stock under the Exchange, which will eliminate the significant tangible and intangible costs of being a public company (with estimated tangible costs savings of approximately $465,000 before taxes annually for us);

•	we will be able to provide complete liquidity for the relatively large number of unaffiliated stockholders holding fewer than thirty (30) shares where liquidity has been limited in the public market;

•	we will be able to eliminate the obligation to publicly disclose sensitive, competitive business information;

•	we will be able to achieve the overhead reduction associated with the Reverse Stock Split without negatively affecting our business operations; and

•	our management will be able to better focus on our business’s long-term goals and objectives.

See also the information under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split,” and “Special Factors—Procedural Fairness” in this Information Statement.

Q: What are some of the disadvantages of the Reverse Stock Split?

A: The Board believes that the Reverse Stock Split will have, among others, the following disadvantages:

•	stockholders owning less than thirty (30) shares of either our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be a stockholder of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in our Company’s value;

•	the public market for shares of our Common Stock, where liquidity has been limited, could be greatly diminished;

•	stockholders remaining in the Company following the Reverse Stock Split will no longer have readily available to them all of the information regarding the Company’s operations and results that is currently available in the Company’s filings with the Commission;

•	the elimination of our Common Stock’s trading market may result in our Company having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company;

•	we will be less likely to be able to use our shares to acquire other companies; and

•	it will be more difficult for us to access the public equity markets.

See also the information under the captions “Special Factors—Reasons for and Purpose of the Reverse Stock Split,” “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders,” and “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

Q: What are some of the reasons for terminating the registration of our Common Stock under the Exchange Act?

A: The Board believes that the Company currently derives no material benefit from its public company status. In addition to the related direct financial burden from being a public company, the thin trading market in our Common Stock has not provided the desired level of liquidity to our stockholders, permitted us to use our stock as currency for acquisitions or other transactions, nor provided a meaningful incentive for our key employees.

See also the information under the caption “Special Factors—Reasons for and Purpose of the Reverse Stock Split” in this Information Statement.

Q: What are some of the factors that the Special Committee and the Board considered in approving the Reverse Stock Split?

A: The Special Committee and the Board considered several factors in recommending and approving the Reverse Stock Split. Importantly, the Special Committee and the Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Special Factors—Background of the Reverse Stock Split” and “Special Factors—Effects of the Reverse Stock Split” in this Information Statement. The Special Committee and the Board also considered numerous other factors, including:

•	the financial presentations and analyses of management regarding the Reverse Stock Split, including management’s determination that a price of $1.00 per pre-split share be paid for fractional shares to our stockholders owning a number of shares not evenly divisible by thirty (30);

•	the Special Committee and the Board’s discussions and conclusions about the fairness of the price of $1.00 per pre-split share to be paid following the Reverse Stock Split to unaffiliated stockholders owning fewer than thirty (30) shares;

•	the projected tangible and intangible cost savings to the Company by terminating our public company status; and

•	the elimination of the Company’s obligation to publicly disclose sensitive, competitive business information.

See also the information under the captions “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders,” and “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

Q: What are the interests of directors, executive officers and major stockholders in the Reverse Stock Split?

A: In considering the recommendation of the Board and its Special Committee to approve the Reverse Stock Split proposal, we believe that there will be no change in the percentage ownership of our Common Stock by our directors and officers because as of the date of this Information Statement none of our directors or officers are holders of our Common Stock. The Reverse Stock Split has no effect on Constantin Jitaru and Anatolic Sirbu’s interest in the net book value and net earnings of the Company calculated in terms of both dollar amounts and percentages. See also the information under the captions “Special Factors—Effects of the Reverse Stock Split” and “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” in this Information Statement.

Q: What is the total cost of the Reverse Stock Split to the Company?

A: We estimate that we will pay approximately $4,211 to cash out fractional shares. In addition, we anticipate incurring approximately $90,000 in fees and costs in connection with the Reverse Stock Split.

See also the information under the captions “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Financial Effect of the Reverse Stock Split” and “Special Factors—Costs of the Reverse Stock Split” in this Information Statement.

Q: At what prices has the Company’s stock traded recently?

A: Our Common Stock is currently traded on the Pink Sheets Electronic Quotation Service under the symbol

“ASCD.PK.” Prior to October 28, 2005, our Common Stock was traded on the American Stock Exchange under the symbol “ACD.” We have set forth below our high and low bid price information for the periods indicated, as reported in published financial services. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	High	Low
2004
First quarter	$8.25	$5.95
Second quarter	(1)	(1)
Third quarter	$4.95	$2.70
Fourth quarter	$4.10	$2.75
2005
First quarter	$3.55	$1.61
Second quarter	$2.25	$0.71
Third quarter	$1.18	$0.82
Fourth quarter	$0.85	$0.30

(1)	No trades due to trading suspension from March 24, 2004 to July 6, 2004.

The Company has never paid any dividends on its Common Stock. The Company intends to retain its future earnings, if any, and does not anticipate paying cash dividends on its Common Stock in the foreseeable future.

On March 27, 2006, the last trading day prior to the initial announcement of the Reverse Stock Split, the Company’s Common Stock’s closing price per share was $0.67. On             , 2006, the last practicable trading day prior to the date this Information Statement was mailed to stockholders, the Company’s Common Stock’s closing price was $            .

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undo reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for and Purpose of the Reverse Stock Split

The primary purpose of the Reverse Stock Split is to reduce the number of holders of record of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse Stock Split is expected to ultimately result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act, and is likely to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of shares. The Reverse Stock Split is thus expected to enable the Company’s management and employees to devote more time and effort to the Company’s operations.

The Board decision to effect the Reverse Stock Split was not predicated on any financial difficulties at the Company, including any decreases in revenue or net income. Rather, the Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost. As a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act, we do not believe that continuing our public company status is in the best interest of the Company or our stockholders.

The Board believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. We have been unable to take advantage of the capital available through the public markets due to our historically low stock price. Further, the Board does not presently intend to raise capital through sales of our securities in a public offering. Our Common Stock’s small public float and limited trading volume have limited our ability to use our Common Stock as acquisition currency and to attract and retain employees. Accordingly, we have not, and are not likely to make use of, or benefit from, the advantages generally associated with operating as a public company.

Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board’s view, places an unnecessary financial burden on us. That burden has risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission’s filing and reporting requirements imposed on public companies. Many of the requirements of this legislation are only now being felt by us as a result of the phase-in schedule for smaller public companies. The timing of the Reverse Stock Split related to the expenses of operating for another year as a public reporting company, as a large portion of these expenses are incurred at the beginning of the fiscal year. Direct costs associated with company with the Commissions’ public reporting requirements include, but are not limited to auditing fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the Commission. To comply with the public company requirements, we incur an estimated $465,000 annually before taxes in related expenses as follows:

Audit and Accounting	$100,000
Legal Fees	80,000
Stockholder Expenses	25,000
Listing Fees	20,000
Miscellaneous	40,000
Internal Control Compliance	200,000

Total	$465,000

*	Consists of costs associated with compliance with the Sarbanes-Oxley Act related to establishing and maintaining adequate internal controls and procedures for financial reporting, and our internal review and audit of our financial statements.

The amounts set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by consummating the Reverse Stock Split at this time rather than continue to subject the Company to these burdens.

The substantial costs and burdens imposed on us as a result of being public are likely to continue to increase significantly as a result of the passage of the Sarbanes-Oxley Act and the implementation of the regulatory reforms adopted by the Commission. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders. Additionally, the passage of the Sarbanes-Oxley Act may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers’ liability insurance.

In certain respects, being a public company has resulted in the Company being at a competitive disadvantage with respect to its privately-held competitors. In the Board’s view, many of the Company’s competitors have a cost advantage in that they do not have the operating expenses associated with being a public company. Furthermore, the Company’s competitors, as well as the companies with whom we transact business, can use publicly disclosed information that the Company files under the Exchange Act to the detriment of the Company. Publicly available information on the Company can be readily analyzed by privately-held competitors and other companies rendering the Company at a competitive disadvantage in the marketplace. Conversely, the Company does not have access to similar information with respect to non-public rivals nor can it protect information about its business if it is mandated by federal securities laws to release such information on an annual or quarterly basis.

For example, the Company must distribute regular press releases that disclose inside information and these press releases are reported in numerous wine industry publications. Consequently, customers and competitors have ready access to detailed information regarding the Company’s sales, costs and profits. This has put the Company at a competitive disadvantage during negotiations of grape, wine and processing contracts. The Company’s current and potential customers are able to gain the upper hand in negotiations by knowing detailed production and financial information about the Company. With this information in hand, the Company’s competitors can also analyze its operations and pricing tactics and respond strategically. The Company has no means to obtain comparable information concerning its customers or competitors. In addition, the Company’s competitors enjoy a cost advantage inasmuch as they do not incur the expenses associated with being a public company.

See also information under the caption “Special Factors—Strategic Alternatives Considered” in this Information Statement for an additional description of the reasons why the Board approved the Reverse Stock Split instead of another alternative transaction structure.

The Reverse Stock Split will terminate the equity interests in the Company of approximately 830 record holders of our Common Stock who each own fewer than thirty (30) shares of our Common Stock, and may reduce the equity interest of any record holder who beneficially holds a number of our Common Stock that is not evenly divisible by thirty (30). Of the 830 record holders who each own fewer than thirty (30) shares of our Common Stock, 540 of them each own one (1) share. The Reverse Stock Split is expected to relieve the Company of the administrative burdens, costs and competitive disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws. Additionally, the Reverse Stock Split would provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of the Company’s Common Stock.

We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

The Company presently has approximately 920 stockholders of record of its Common Stock, of which approximately 540 stockholders each own only one (1) share and 830 other stockholders each own fewer than thirty (30) shares. In the aggregate, the shares held by these small holders comprise less than 0.03% of the Company’s outstanding capital stock. The administrative burden and cost to the Company of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in the Board’s view, excessive given the Company’s size. These expenditures result in no material benefit to the Company. The Reverse Stock Split will enable the Company to eliminate much of this cost.

When the Reverse Stock Split is consummated, stockholders owning fewer than thirty (30) shares of Common Stock will no longer have any equity interest in the Company and will not participate in any future earnings of the Company or any increases in the value of the Company’s assets or operations. Additionally, stockholders owning more than thirty (30) shares of our Common Stock but not a number of shares evenly divisible by thirty (30) may have a reduced equity interest in the Company and reduced participation in future potential earnings or growth of the Company. Thus, only management, directors and remaining stockholders of the Company will benefit from any future increase in the Company’s earnings. The stockholders who will continue to have a common equity interest in the Company after the Reverse Stock Split will own a security, the liquidity of which will be restricted. The share price offered by the Company to holders with a number of shares of Common Stock not evenly divisible by thirty (30) was not determined at arm’s length. See also information under the caption “Special Factors—Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split” in this Information Statement.

Strategic Alternatives Considered

In making the determination to proceed with the Reverse Stock Split, the Board considered two (2) other strategic alternatives. As discussed below, however, these other alternatives were ultimately rejected because the Board believed that the Reverse Stock Split would be the simplest and most cost effective approach in which to achieve the purposes described above. These alternatives were:

•

Self-tender offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. However, the results of an issuer tender offer would be unpredictable, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 and to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

•	Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being public and other considerations described herein, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Background of the Reverse Stock Split

The issue of effecting a going private transaction as a possible strategic alternative was first discussed during meetings held by management in November, 2005. These discussions were prompted by the fact that an increasing number of other publicly-held companies, including those in the wine industry, had recently gone private or announced their intention to go private. In addition, management discussed a going private transaction as a means of substantially reducing our general and administrative expenses that were incurred as a result of the implementation of the Sarbanes-Oxley Act.

On November 22, 2005, all five (5) Board members (Nicolae Sterbets, Tatiana Radu, Nurlan Arinov, Anatolyi Krupskyi and Andrei Gani), held a Board meeting to discuss the pros and cons of being a publicly held company, the prospective costs of complying with the Sarbanes-Oxley Act and other pertinent financial data compiled by management to provide a complete financial picture of our Company at the meeting. At the meeting, the Board discussed three (3) possible alternatives: (i) maintaining the status quo as a public company; (ii) a tender offer to reduce the number of stockholders to less than 300; and (iii) a reverse stock split. The Board considered these three (3) strategic alternatives and ultimately decided to pursue a going private transaction because it concluded that our Company would benefit from the future cost savings expected to be realized from the termination of our public company status. In addition, the Board concluded that the Reverse Stock Split was preferable to a tender offer because it would be the simplest and most cost effective way to reduce the number of stockholders to less than 300.

In view of possible conflicts of interest involved with effecting the Reverse Stock Split, our Board unanimously decided on December 19, 2005, that it would be advisable to form a Special Committee comprised of independent Board members to investigate whether the Reverse Stock Split was advisable, in the best interests of, and substantively and procedurally fair to, our stockholders, whether they are cashed out or remain as stockholders of our Company after the split. The Special Committee was formed consisting of three (3) independent directors, Nurlan Arinov, Anatolyi Krupskyi and Andrei Gani. None of the directors is employed by or affiliated with our Company or its subsidiaries of affiliates. The Special Committee appointed Anatolyi Krupskyi as chairman.

On February 23, 2006, Mr. Andrei Krupskyi interviewed Mr. Gerald Chizever of Loeb & Loeb LLP in Los Angeles, California. During this interview, the three (3) strategic alternatives listed above were discussed, along with the pros and cons associated with each alternative and the rationale behind the Board electing to pursue the Reverse Stock Split. Mr. Krupskyi summarized the discussions at the meeting to the members of the Special Committee, and they decided to retain Loeb & Loeb LLP to pursue the Reverse Stock Split.

The Special Committee instructed management to prepare an internal study of the Reverse Stock Split and a pricing analysis for the price to be paid to stockholders in lieu of issuing fractional shares in the Reverse Stock Split. The Special Committee determined that it would not be cost-effective to obtain a third party fairness report, opinion, appraisal, or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of our Common Stock, and was satisfied that they could rely on the internal Company study for their pricing analysis. The Special Committee did not rely on a fairness report, opinion, appraisal or other independent assessment on behalf of our unaffiliated stockholders because it concluded that the Reverse Stock Split is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders and the costs associated with obtaining such a report or opinion, which could be between $40,000 and $100,000, outweighed its perceived benefits.

On March 27, 2006, the Special Committee approved a price to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split. Each of the Special Committee members reviewed the information set forth below under “Special Factors – Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split.” The Special Committee, approved a 1-for-30 reverse split of our Common Stock, with $1.00 per share to be paid in cash in lieu of issuing fractional shares. The selected split ratio was a result of calculations intended to determine how many stockholders needed to be cashed out to achieve our goal of going private. The per share price of $1.00 was arbitrarily selected by the Special Committee because it represented a premium over the current market price of our Common Stock, historical stock prices of our Common Stock and our net book value. In addition, based on the current market price of our Common Stock, the Special Committee concluded that for smaller unaffiliated stockholders holding less than thirty (30) shares who would be cashed out, that the price of $1.00 to be paid to them exceeded what they would receive in an open market sale after deducting commissions.

That same day, a special meeting of the Board was held. The Special Committee presented its findings to our Board. The Special Committee found that the purpose of the Reverse Stock Split was to reduce the number of our stockholders below 300, thereby positioning us to terminate our public reporting and continue future operations as a private company and relieving us of the substantial costs, administrative burdens and competitive disadvantages associated with operating as a public company. The Special Committee further reported that the advantages of the Reverse Stock Split to the unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split) outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of our Company and our unaffiliated stockholders. The Special Committee found that for those smaller unaffiliated stockholders holding less than thirty (30) shares who would be cashed out, that the price paid to them exceeded what they would receive in an open market sale after deducting commissions. For those unaffiliated stockholders holding more than thirty (30) shares who would remain as stockholders after the Reverse Stock Split, the Special Committee found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

At the March 27, 2006 special meeting, our Board reviewed the Special Committee’s presentation and the internal company study of the Reverse Stock Split and pricing analysis. Our Board of Directors asked questions and received answers regarding the Reverse Stock Split from the Special Committee. The Special Committee advised our Board that it had approved the Reverse Stock Split, and recommended that our Board approve the Reverse Stock Split. After extensive consideration and discussion at this special meeting, our Board adopted the Special Committee’s recommendation regarding the Reverse Stock Split based on the Special Committee’s determination that the Reverse Stock Split was fair and in the best interests of our Company and our unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split).

Effects of the Reverse Stock Split

The Reverse Stock Split will reduce the number of record stockholders of its Common Stock from approximately 920 to approximately 88.

Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission. Additionally, certain provisions of the Exchange Act would no longer apply, such as the short-swing profit recovery provisions of Section 16(b). For a total expenditure by us of approximately $90,000 in transaction costs (including legal, accounting and other fees and costs) and approximately $4,211 in purchase costs for fractional shares, we will realize an estimated $465,000 in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.

The effect of the Reverse Stock Split on a stockholder will depend on the number of shares that such stockholder owns. For a stockholder holding thirty (30) or more shares of Common Stock, shares of their stock will be converted into one or more shares of new Common Stock, as the case may be, on a one (1) for thirty (30) basis with a cash payment of $1.00 per pre-split share in lieu of any fractional shares. For stockholders holding less than thirty (30) shares of our Common Stock, all shares of Common Stock will be exchanged for a cash payment of $1.00 per pre-split share. Stockholders holding stock in their “street name” through a nominee, such as a bank or broker, should contact their nominee to determine how the Reverse Stock Split will affect them because nominees may have certain required procedures that a stockholder must follow.

All of the Company’s affiliated stockholders will remain stockholders of the Company after the Reverse Stock Split by virtue of the size of their holdings in the Company. Nevertheless, the Company, Mr. Jitaru and Mr. Sirbu believe that the Reverse Stock Split is substantively and procedurally fair to the Company’s unaffiliated stockholders who are entitled to receive a cash payment of $1.00 per pre-split share. The Special Committee and the Board unanimously approved the Reverse Stock Split. In addition, the Company, Mr. Jitaru and Mr. Sirbu, in making this determination, considered other factors such as the substantive features and procedural safeguards of the Reverse Stock Split, including the equal application of the Reverse Stock Split to all shares of our Common Stock, the fact that all unaffiliated stockholders will have the option to remain stockholders of our Company (by purchasing additional shares prior to the Effective Date), and the fairness of the price offered to all stockholders based on current and historical stock prices, net book value of the Company.

Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

The stockholders owning fewer than thirty (30) shares of our Common Stock immediately prior to the effective time of the Reverse Stock Split will, after the Reverse Stock Split takes place, no longer have any equity interest in the Company and therefore will not participate in its future potential earnings or growth. Additionally, any stockholder owning a number of shares of Common Stock not evenly divisible by thirty (30) may have a reduced equity interest in the Company and reduced participation in future potential earnings or growth. It is expected that all but approximately 88 stockholders of record of the Company’s Common Stock will be fully cashed out in the Reverse Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

The Reverse Stock Split will require stockholders who own less than thirty (30) shares of our Common Stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. In addition, the Reverse Stock Split will require stockholders who own more than thirty (30) shares of our Common Stock, but not an amount evenly divisible by thirty (30), to involuntarily surrender any fractional shares for cash. The ownership interest of certain stockholders will be terminated as a result of the Reverse Stock Split, but the Board concluded that the completion of the Reverse Stock Split will be an overall benefit to these stockholders because of the liquidity provided by the transaction at a fair price to the stockholders.

The Reverse Stock Split will have a de minimus effect on the percentage of beneficial ownership of each of the officers, directors and major stockholders of the Company. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement.

Potential disadvantages to our stockholders who will remain as stockholders after the Reverse Stock Split include decreased access to information and decreased liquidity as a result of deregistering our Common Stock. Upon consummation of the Reverse Stock Split, stockholders may no longer have the alternative of selling their shares of our Common Stock in the public market, and there may be no effective trading market for our Common Stock. Any stockholder desiring to sell his or her shares may have a difficult time finding a buyer. This illiquidity may reduce the price a buyer is willing to pay for shares of our Common Stock. We anticipate that the public market for shares of our Common Stock will be substantially reduced or eliminated altogether. Following the Reverse Stock Split, our Common Stock will continue to be traded on the Pink Sheets Electronic Quotation Service, but we can make no assurances that any broker will make a market in our Common Stock. For this reason, stockholders will experience a loss of liquidity after the Reverse Stock Split and may be required to hold their shares of Common Stock for an indefinite period of time. We do not have any present plans to sell our assets or enter into any other transaction that would provide liquidity for our shares. However, we may explore from time to time various methods to provide liquidity to stockholders.

When the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the Commission. We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. In addition, our officers will no longer be required to certify the accuracy of our financial statements. Updated information regarding our business, results of operations and financial condition like the information that is currently available to the general public and our investors will not be available once we terminate our public reporting. However, we intend to explore methods to distribute financial information to our stockholders on a cost-effective basis.

Effect of the Reverse Stock Split on Warrant Holders

The number of shares underlying each outstanding warrant issued by the Company will be decreased by a factor of thirty (30), and the exercise price of each outstanding stock warrant will be increased by a factor of thirty (30) as a result of the Reverse Stock Split. No fractional shares will be issued or issuable upon exercise of any warrants following the Reverse Stock Split. In lieu of fractional shares, warrant holders will receive a cash payment equal to the fair market value per share at the time of exercise as determined by the Board.

Financial Effect of the Reverse Stock Split

Completion of the Reverse Stock Split will require approximately $95,000 of cash, which includes $90,000 for legal, accounting and other fees and costs related to the transaction. The payments to holders of fewer than thirty (30) shares, and to holders with shares not evenly divisible by thirty (30) of shares of Common Stock will be paid out of working capital. See “Special Factors—Financing of the Reverse Stock Split.”

Based upon analysis of the share ownership distribution among the Company’s stockholders, the Board chose to limit the scope of the Reverse Stock Split to 1-for-30 because this was an efficient way to reduce the number of its record holders to below 300 which would only require the Company to pay to record holders in lieu of issuing fractional shares, approximately, $1.00.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of the material anticipated U.S. federal income tax consequences of the Reverse Stock Split, but does not purport to address the particular tax consequences that may be unique to each individual stockholder. This information is not intended as tax advice to any person, and is not a comprehensive description as it relates to tax consequences that may be relevant to stockholders’ particular circumstances. For example, it does not address special rules applicable to certain persons such as stockholders who are subject to the alternative minimum tax under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); nor does the discussion address any consequences arising under the laws of any state, locality or foreign jurisdiction.

The following discussion is based upon the Code and the final and temporary Treasury Regulations promulgated under it, published administrative positions of the Internal Revenue Service, and reported judicial decisions, all as now existing and currently applicable, and any or all of which could be changed, possibly on a retroactive basis, at any time. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurances that the IRS will agree with such statements and conclusions.

Each stockholder of the Company holding of record prior to the Reverse Stock Split only shares of Common Stock and who ceases to hold, either directly or indirectly, any such shares of the Company after the Reverse Stock Split will recognize gain or loss for federal income tax purposes measured by the difference, if any, between the cash received by the stockholder in the Reverse Stock Split and the stockholder’s basis in the shares cancelled in the Reverse Stock Split. This gain or loss will be capital gain or loss for U.S. federal income tax purposes if the shares were held as a capital asset and will be long-term if the stockholder’s holding period in the shares is more than one year at the time of the Reverse Stock Split.

The Board believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and to the stockholders who remain stockholders of the Company pursuant to Section 368(a)(1)(E) of the Code. Accordingly, each stockholder who receives Common Stock incident to the Reverse Stock Split, but no cash, will not recognize any gain or loss for federal income tax purposes.

The holding period of the Common Stock of the Company received by a stockholder incident to the Reverse Stock Split will include the holding period of the Common Stock shares surrendered therefor. In general, the aggregate tax basis of the Common Stock of the Company received by a stockholder incident to the Reverse Stock Split will equal the aggregate tax basis of the Common Stock shares surrendered therefor.

Each stockholder who is to receive cash in the Reverse Stock Split will be required to furnish the stockholder’s social security number or taxpayer identification number. Failure to provide this information may result in backup withholding.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Recommendation of the Special Committee and the Board; Fairness of the Reverse Stock Split

The Special Committee and the Board conducted a separate analysis as to the fairness of this transaction to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split. The Special Committee and Board each believe that the Reverse Stock Split is fair to all of our unaffiliated stockholders, both those being redeemed pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split. The Special Committee and Board each believe that the Reverse Stock Split is fair to all of our unaffiliated stockholders, both those being redeemed pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split. The discussion below summarizes the material factors, both positive and negative, considered by the Special Committee and the Board in reaching their fairness determinations, in addition to the detailed discussion in the this Information Statement under the captions “Special Factors—Reasons for and Purposes of the Reverse Stock Split,” “Special Factors—Strategic Alternatives Considered,” “Special Factors—Background of the Reverse Stock Split,” “Special Factors—Effects of the Reverse Stock Split,” “Special Factors—Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” and “Special Factors—Procedural Fairness.” For the reasons described below, the Special Committee and the Board each also believe that the process by which the transaction has been approved is fair to all of our unaffiliated stockholders, both those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.

In consideration of these factors, and without assigning any particular weight to the specific factors, the Special Committee has unanimously determined that the Reverse Stock Split is fair to, and in the best interest of, all of our unaffiliated stockholders, and unanimously recommended to our Board that our Board should approve the Reverse Stock Split, submit the Reverse Stock Split to a vote of our stockholders, and recommend that our stockholders vote to adopt the Reverse Stock Split.

Based on the unanimous recommendation of the Special Committee, as well as its own consideration of the factors discussed in this Information Statement, the Board approved the Reverse Stock Split by a unanimous vote of those present, submitted the Reverse Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificate of Amendment and the payment of cash of $1.00 per pre-split share for any and all fractional shares to record holders who hold a number of shares not evenly divisible by thirty (30) as described above.

For those unaffiliated stockholders holding more than thirty (30) shares who would remain as stockholders after the Reverse Stock Split, the Board found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

For those smaller unaffiliated stockholders holding less than thirty (30) shares that would be cashed out, the Board determined that the proposed cash payment of $1.00 per pre-split is substantively fair, from a financial point of view. In considering whether the cash payment of $1.00 per pre-split share payable to unaffiliated stockholders whose shares will be redeemed in connection with the Reverse Stock Split is substantively fair from a financial point of view, the Special Committee considered, among other things, the financial analysis of management and adopted their analyses and conclusions as their own.

Financial Analysis and Summary of Factors Reviewed to Determine $1.00 Per Share Fractional Share Purchase Price

In determining the price to be paid in lieu of issuing fractional shares, the Special Committee considered the historical market price for our Common Stock for the 30, 60, and 90 day periods prior to March 27, 2006 and the closing trading price on March 27, 2006. As discussed below, the Special Committee also considered our net book value in reviewing the fairness of the price being offered to stockholders.

Financial analyses were not conducted to determine our liquidation value and going concern value to assist the Special Committee in reviewing the fairness of the transaction. The Special Committee and the Board concluded that the expense associated with obtaining such valuations was not justified because (1) as described above, three other analyses were performed by management to assist the Special Committee and the Board in determining the price being offered to stockholders, (2) the transaction will have a de minimus effect on the overall capital structure of our Company, and (3) the Special Committee and the Board determined that the Reverse Stock Split is in the best interest of our unaffiliated stockholders, both those owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split. No firm offers to acquire control of our Company were taken into account in determining the fairness of the transaction since, as more fully described below, we have never received any such offers. In addition, purchase prices paid in recent stock repurchase were not considered because there have been no recent repurchases of our Common Stock made by our Company.

The Special Committee and our Board did not obtain a fairness report, opinion, appraisal or other independent assessment on behalf of our unaffiliated stockholders because the Reverse Stock Split is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders. Additionally, our Special Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. Instead, the transaction was approved unanimously by our Board and the Special Committee who adopted the extensive financial review and conclusions of management to confirm the fairness of the Reverse Stock Split.

Unaffiliated stockholders will have their shares bought out at a price that has been determined to be fair by our Special Committee and our Board based upon a study prepared by management. Our decision to not secure a third-party fairness report could result in unfairness to unaffiliated stockholders because the price that has been determined to be fair by our Special Committee and our Board was not subject to any third-party evaluation regarding fairness, as would have been the case, had a thirty-party fairness opinion been obtained. While all of our affiliated stockholders will remain stockholders of our Company following the Reverse Stock Split by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the Effective Date of the Reverse Stock Split). In light of this equal treatment, the Special Committee and our Board concluded that the expense associated with obtaining a fairness opinion was not justified, and determined that they could rely on the internal study prepared by management for their pricing analysis.

Financial Analysis Performed by Management

The following paragraphs summarize the financial analyses performed by management to assist the Special Committee and the Board in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split. Management recommended to the Special Committee a fractional share price of $1.00 per share.

In arriving at its recommendation, management relied on both financial and other information and assured the Special Committee that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. Management also assumed that the Reverse Stock Split would be consummated substantially in accordance with the terms as generally set forth in this Information Statement.

Management’s recommendation is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of their analyses. The estimates contained in management’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses.

Management presented three (3) material factors in its financial analyses supporting its recommendation:

•	historical market price of our Common Stock;

•	current market price of our Common Stock; and

•	net book value.

Each of these factors was analyzed in comparison with similar companies to ours and similar transactions to the Reverse Stock Split transaction and is summarized below.

Historical Market Price Analysis. Management utilized a historical stock price analysis to review and compare our stock performance to the price recommended in the Reverse Stock Split. In addition, management reviewed the liquidity of our shares in the public trading markets and the daily closing market price and trading volume of our shares for the 30, 60, and 90 day periods prior to March 27, 2006 Management noted that from December 27, 2005 to March 27, 2006, the high closing price of our Common Stock was $0.85 and the low closing price of our Common Stock during this period was $0.30. Management also noted the closing prices of our Common Stock for various dates as summarized in the table below:

Dates	Closing Price
30 days prior (February 27, 2006)	$0.60
60 days prior (January 27, 2006)	$0.46
90 days prior (December 27, 2005)	$0.32

Additionally, the average daily trading volume of our Common Stock for the 30, 60, and 90 day periods prior to March 27, 2006 were approximately 2,100, 4,900 and 6,400 shares, respectively. As there has not been a market for large share transactions in our Common Stock, any large transaction may result in significantly lower trading prices than the historical prices noted above. As such, management concluded that the value represented by the recommended fractional share price of $1.00 per pre-split share is greater than the historical market prices of our Common Stock.

Current Market Price Analysis. On March 27, 2006, the last trading day prior to the initial announcement of the Reverse Stock Split, the Company’s Common Stock’s closing price per share was $0.67. Management determined that the value represented by the recommended fractional share price of $1.00 per pre-split share is greater than the current market price of our Common Stock.

Net Book Value. Management determined that our net book value per share was $0.99 as of December 31, 2005, and that the value represented by the recommended fractional share price of $1.00 per pre-split share is greater than the net book value per share of our Company.

Conclusion. Based upon its review of these and other factors, management concluded that as of the date of its analyses, the recommended price of $1.00 per pre-split share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split was fair from a financial point of view to our unaffiliated stockholders. While the foregoing summary describes the material analyses and factors reviewed by management, it does not purport to be a complete description of the presentations by management to the Special Committee or the analyses performed by management in arriving at its conclusion. The preparation of this analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Management believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the recommendation. The analyses performed were prepared solely as part of management’s analysis of the fairness, from a financial point of view, of management’s recommended price per share to be paid in lieu of issuing fractional shares in connection with the Reverse Stock Split, and were provided to the Special Committee solely in connection with the delivery of the management’s recommendation. Our Board and the Special Committee have adopted the extensive financial review and conclusions of management to confirm the fairness of the Reverse Stock Split.

The Special Committee and the Board determined that the primary factor supporting the fairness of the Reverse Stock Split to unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated to result from the transaction. Unaffiliated stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public company status, estimated to be not less than $465,000 annually before taxes.

The Special Committee and the Board reviewed certain additional factors in determining the fairness of the Reverse Stock Split to the Company’s unaffiliated stockholders, including:

•	Purchase prices paid in recent repurchases of Common Stock. This factor was not considered because there have been no recent repurchases of Common Stock by the Company.

•	Firm offers to acquire control of the Company. The Company has never received, any offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of the Company’s assets to another company, or a purchase of the Company’s securities by another person that would involve a change in control of the Company.

•	Stockholder rights. The Reverse Stock Split will not materially change the rights, preferences or limitations of those unaffiliated stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse Stock Split.

•

Stockholder information. Unaffiliated stockholders who continue to hold an equity interest in the Company following the Reverse Stock Split will not have readily available to them all of the information regarding the

Company’s operations and results that is currently available to them in the Company’s filings with the Commission.

•	Fairness. The Special Committee and the Board concluded that the advantages of the Reverse Stock Split to the unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse Stock Split) outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of our Company and our unaffiliated stockholders. The Special Committee and the Board found that for those smaller unaffiliated stockholders holding less than thirty (30) shares who would be cashed out, that the price paid to them exceeded what they would receive in an open market sale after deducting commissions. For those unaffiliated stockholders holding more than thirty (30) shares who would remain as stockholders after the Reverse Stock Split, the Special Committee and the Board found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

Procedural Fairness

The Special Committee and the Board have analyzed the Reverse Stock Split and its anticipated effects on all of our unaffiliated stockholders and have deemed the Reverse Stock Split and related termination of our public reporting to be procedurally fair to, and in the best interests of, our unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse Stock Split. Mr. Jitaru and Mr. Sirbu, as individuals deemed “filing persons” for purposes of Schedule 13E-3, have adopted the findings of our Special Committee and the Board regarding the material factors upon which it was determined that the Reverse Stock Split was fair to our unaffiliated stockholders. Specifically, Mr. Jitaru and Mr. Sirbu have approved this transaction in their capacity as stockholders of the Company, and believe that the transaction is fair to our unaffiliated stockholders, both those who will be cashed out by the Reverse Stock Split and those who will remain as stockholders after the Reverse Stock Split, based upon their ratification of the analysis and conclusions of our Special Committee and the Board as to the Reverse Stock Split.

Procedural Factors Favoring the Reverse Stock Split

The Reverse Stock Split Provides Certain Smaller Unaffiliated Stockholders with Liquidity

Many of our unaffiliated stockholders hold small positions of less than thirty (30) shares which cannot be cost effectively sold because the brokerage commission in an open market transaction would eliminate most or all of the proceeds to the stockholder. The Reverse Stock Split will provide unaffiliated stockholders who hold fewer than thirty (30) shares at the effective time the opportunity to liquidate their investment in us by not being required to pay a brokerage commission.

The Reverse Stock Split Includes the Opportunity to Remain a Stockholder of our Company

Our smaller unaffiliated stockholders may elect to remain stockholders of the Company by acquiring sufficient shares so that they hold at least thirty (30) shares of our Common Stock in their account immediately prior to the Reverse Stock Split. The Board considers the structure of the Reverse Stock Split to be fair to all unaffiliated stockholders because it allows them to control the decision of whether to remain a stockholder of our company following the Reverse Stock Split or to receive the cash consideration offered in connection with the Reverse Stock Split. Because our average daily trading volume of our Common Stock is low, there can be no assurance that a stockholder that desires to acquire a sufficient amount of shares, so that he or she holds at least thirty (30) shares of either Common Stock, will be able to do so prior to the Effective Date.

No Unusual Conditions to the Reverse Stock Split

The Board also considered the likelihood that the Reverse Stock Split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Reverse Stock Split, and that we have the financial resources to implement the Reverse Stock Split expeditiously.

The Reverse Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Stockholders and Will Apply Equally to All Shares of our Common Stock

The purpose of the Reverse Stock Split is to reduce the number of record holders to fewer than 300 so that we can file to terminate our public reporting and continue future operations as a private company. The split ratio is a result of calculations that were intended to determine how many stockholders needed to be cashed out in order to reduce the number of record holders to fewer than 300. The Board feels the current ratio of 1-for-30 is fair because it was calculated without bias toward any one group of stockholders. The ratio will be applied equally to all shares of our Common Stock.

Approval of the Reverse Stock Split by Disinterested Directors

The Reverse Stock Split was approved by a majority of our directors who are not employees of our Company.

Procedural Factors Disfavoring the Reverse Stock Split

The Reverse Stock Split Was Approved by our Affiliated Stockholders Without a Vote by Unaffiliated Stockholders

Mr. Jitaru and Mr. Sirbu collectively hold sufficient shares of our Common Stock to approve the Reverse Stock Split without securing the approval of our other affiliated or unaffiliated stockholders. Nevertheless, the Board believes that this potential conflict is outweighed by the substantive features and procedural safeguards of the Reverse Stock Split, including the equal application of the Reverse Stock Split to all shares of our Common Stock, the fact that all unaffiliated stockholders will have the option to remain stockholders of our Company (by purchasing additional shares prior to the effective time), and the fairness of the price offered to our unaffiliated stockholders.

The Special Committee and the Board Did Not Rely on a Fairness Report

The Special Committee and the Board of Directors did not rely on a fairness report, opinion, appraisal or other independent assessment on behalf of our unaffiliated stockholders because the Reverse Stock Split is structured in such a way that it will apply equally to both affiliated and unaffiliated stockholders and the costs associated with obtaining such a report or opinion, which could be between $40,000 and $100,000, outweighed its perceived benefits. While all of our affiliated stockholders will remain stockholders of the Company following the Reverse Stock Split by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the effective time of the reverse split). In light of this equal treatment, the Special Committee and the Board concluded that the expense associated with obtaining a fairness opinion was not justified.

The Special Committee Did Not Retain an Unaffiliated Representative to Act Solely on Behalf of Unaffiliated Stockholders

Our Special Committee did not retain an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. In considering this issue, the Special Committee determined that an unaffiliated representative would not be able to negotiate on behalf of unaffiliated stockholders since the Reverse Stock Split is structured in such a way that all stockholders will receive the same price for fractional shares. The Special Committee also concluded that retaining a representative would be costly, and under the circumstances, not the best use of corporate assets. Based upon the financial analyses performed by management to assist the Special Committee and the Board in determining the price to be paid in lieu of issuing fractional shares in the Reverse Stock Split, the Board and the Special Committee concluded that the transaction was substantively fair to our unaffiliated stockholders, even though the procedural safeguard of appointing a representative was not followed.

Reservation of Rights

Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company. The Board presently believes that the Reverse Stock Split is in the best interests of the Company, our unaffiliated stockholders being cashed out pursuant to the Reverse Stock Split and our unaffiliated stockholders who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split, and thus recommended a vote for the proposed Certificate of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

Termination of Exchange Act Registration

Our Common Stock is currently registered under the Exchange Act and is quoted on Pink Sheets Electronic Quotation Service under the symbol “ASCD.PK.” We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of March 27, 2006, we had approximately 920 record holders of our Common Stock. Upon the effectiveness of the Reverse Stock Split, we expect to have approximately 88 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act.

Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the General Corporation Law of Nevada, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.

Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, any affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Furthermore, there may no longer be a public market for our Common Stock. The Company anticipates that after termination of registration under the Exchange Act its shares of its Common Stock will continue to be traded on Pink Sheets Electronic Quotation Service under the current symbol “ASCD.PK,” but we can make no assurances that any broker will make a market in the Company’s Common Stock.

Description of the Reverse Stock Split

Amendment of Articles of Incorporation to Effect the Reverse Stock Split

The Board has determined that it is advisable to amend the Company’s Articles of Incorporation to effect a 1-for-30 Reverse Stock Split of the Company’s Common Stock, and to provide for the cash payment of $1.00 per pre-split share in lieu of fractional shares of new Common Stock that would otherwise be issued following the Reverse Stock Split. The Reverse Stock Split has been approved by the requisite number of stockholders.

Regulatory Approvals

Aside from stockholder approval of the Certificate of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

The affirmative approval of a majority of the votes entitled to be cast at the meeting by holders of the issued and outstanding shares of our Common Stock, voting together as a single class, is required to approve the Reverse Stock Split. Nevertheless, we have received the written consent of stockholders holding in aggregate 89.8% of the issued and outstanding shares of Common Stock authorizing the Reverse Stock Split. No special meeting of stockholders is required under the General Corporation Law of Nevada, because the requisite vote for adoption of the Reverse Stock Split has been obtained and the vote of other stockholders is not necessary.

The Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of unaffiliated stockholders for two (2) reasons. The Reverse Stock Split is a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. In addition, the Board noted that the vote of a majority of unaffiliated stockholders was not required under the General Corporation Law of Nevada.

Holders as of Effective Date; Net Effect After Reverse Stock Split

Stockholders holding fewer than thirty (30) shares of Common Stock will be cashed out at a price of $1.00 per pre-split share. Stockholders holding thirty (30) or more shares of Common Stock will be converted on a 1-for-30 basis for each thirty (30) shares. Any stockholder who does not beneficially own a number of shares evenly divisible by thirty (30), will receive a cash payment in the amount of $1.00 per pre-split share in lieu of a fraction of a share of new Common Stock that would otherwise be issued following the Reverse Stock Split. Any holder whose shares are cashed out may have a reduced continuing equity interest in the Company and may have no continuing equity interest at all.

NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY’S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT.

The proposed Certificate of Amendment is attached as Annex A to this Information Statement. The Reverse Stock Split will become effective upon the filing of the proposed Certificate of Amendment with the Office of the Secretary of State of the State of Nevada.

Exchange of Certificates for Cash Payment or Shares

We will file the Certificate of Amendment with the Office of the Secretary of State of the State of Nevada and effect the amendment set forth in Annex A to this Information Statement. The Reverse Stock Split will become effective at the time set forth in the Certificate of Amendment. The Manhattan Stock Transfer Company has been appointed as our Exchange Agent to carry out the exchange of certificates for new Common Stock and/or cash.

As soon as practicable after the Effective Date, the stockholders will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Those record holders beneficially owning thirty (30) shares or more of Common Stock will receive in exchange certificates representing shares of new Common Stock on the basis of one share of new Common Stock for each thirty (30) shares of Common Stock held prior to the Reverse Stock Split, and in cases where a record holder does not beneficially own a number of shares evenly divisible by thirty (30) the record holder will receive a cash payment in the amount of $1.00 per pre-split share in lieu of any fractional shares of new Common Stock following the Reverse Stock Split. Record holders owning fewer than thirty (30) shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $1.00 per pre-split share.

If the Reverse Stock Split is effected, any stockholder beneficially owning fewer than thirty (30) shares of the currently outstanding Common Stock will cease to have any rights with respect to such Common Stock of the Company, except to be paid in cash, as described in this Information Statement. Additionally, if the Reverse Stock Split is effected, any stockholder beneficially owning a number of shares not evenly divisible by thirty (30) will cease to have any rights with respect to such fractional shares of Common Stock of the Company, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to record holders after the Reverse Stock Split is effected.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by the Company.

For payment purposes, we intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees to determine how the Reverse Stock Split will affect them. However, if you are a beneficial owner of fewer than thirty (30) shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record immediately prior to the effective date of the Reverse Stock Split. A stockholder holding less than thirty (30) shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares redeemed in connection with the Reverse Stock Split.

In the event that any certificate representing shares of Common Stock is not presented for cash upon request by the Company, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the certificate has been properly presented for exchange.

Appraisal Rights

No appraisal rights are available to any stockholder under either the General Corporation Law of Nevada or our Articles of Incorporation.

Financing of the Reverse Stock Split

Completion of the Reverse Stock Split will require approximately $95,000 which includes legal, financial, accounting and other fees and costs related to the transaction. The Company intends to finance the Reverse Stock Split out of working capital. As a result, we will have decreased working capital following the Reverse Stock Split. However, the Company does not believe that such decrease in working capital would have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption “Special Factors—Costs of the Reverse Stock Split” in this Information Statement for a description of the fees and expenses we expect to incur in connection with the transaction.

Costs of the Reverse Stock Split

The following is an estimate of the costs incurred or expected to be incurred by the Company in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. The Company will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of redeeming shares of those stockholders holding a number of shares not evenly divisible by thirty (30) pursuant to the Reverse Stock Split.

Legal fees	$65,000
Accounting fees	$5,000
Transfer agent fees	$5,000
Miscellaneous	$15,000

Total	$90,000

Conduct of the Company’s Business After the Reverse Stock Split

The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse Stock Split is not anticipated to have any effect upon the conduct of the business. The Company expects to realize time and cost savings as a result of terminating its public company status. If the Reverse Stock Split is consummated, all persons beneficially owning fewer than thirty (30) shares of Common Stock at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company and therefore will not participate in its future potential or earnings and growth.

When the Reverse Stock Split is effected, the Company believes that, based on the Company’s stockholder records, approximately 88 stockholders will remain as holders of our Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders, who now beneficially own approximately 99.9% of the outstanding Common Stock, will beneficially own 100% of the outstanding Common Stock after the Reverse Stock Split. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” in this Information Statement. If the Reverse Stock Split is effected, members of the Board, executive officers of the Company and our controlling shareholders, Mr. Jitaru and Mr. Sirbu, will beneficially own approximately 89.8% of the outstanding Common Stock, which percentage is identical to their percentages immediately prior to the Reverse Stock Split.

The Company plans, as a result of the Reverse Stock Split, to become a privately held company. The registration of Common Stock under the Exchange Act will be terminated. In addition, because the Common Stock will no longer be publicly held, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers and directors and stockholders owning more than 10% of Common Stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, the Company will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be a savings to the Company in not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, the Company believes that there are significant advantages in effecting the Reverse Stock Split and the Company plans to avail itself of any opportunities it has as a non-reporting company, including, but not limited to, improving its ability to compete in the marketplace.

Other than as described in this Information Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business.

CERTAIN TRANSACTIONS

We purchased approximately $320,000 worth of bulk wine at the then current market price of approximately $0.20 per liter from VinExport, a Romanian company, in fiscal 2004. Constantin Jitaru and Anatolie Sirbu, each owned 30% of the outstanding securities of VinExport until May 2005, when they disposed of their respective ownership in VinExport. We did not purchase any bulk wine from VinExport during 2005. We purchased the bulk wine for the purpose of blending, bottling and selling in the regular course of business primarily throughout 2005 and 2006. We entered into this transaction without taking bids from other parties and have not determined whether or not the terms of this transaction are as favorable to us as those which could have been obtained from a non-affiliated party. However, management believes that the terms were reasonable and comparable with the market prices throughout the industry.

BACKGROUND INFORMATION CONCERNING OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information as of March 27, 2006 with regard to each of the Directors and executive officers of the Company.

Name	Age	Primary Occupation
Nicolae Sterbets	55	Chairman of the Board of Directors of the Company, President and Chief Executive Officer
Tatiana Radu	39	Chief Financial Officer and Director
Nurlan Arinov (1)	35	Director
Anatolyi Krupskyi (1)	37	Director
Andrei Gani (1)	35	Director

(1)	Member of the Audit Committee.

Nicolae Sterbets has served as our Chairman of the Board, President and Chief Executive officer since July 2005, and as a director since July 2003 and has been the General Manager of S.A. Vitis Hincesti since 1988. Mr. Sterbets oversees the operations of all six locations of our subsidiary. Previously, Mr. Sterbets was Deputy Director of Modvinprom Agroindustrial Association, a private Moldovan entity in Hincest, between 1981 and 1988. From 1970 to 1981, he worked as a wine technologist and deputy director of Sophiisky winery. Mr. Sterbets was a founder of the Association of Winemakers of Moldova and has served as its president since 1998. Mr. Sterbets received his Bachelor’s Degree in winemaking from the National College of Viticulture and Wine Making in Moldova and his Master’s of Science in winemaking degree form the Moldova Agricultural University. Mr. Sterbets is a citizen of the Republic of Moldova.

Tatiana Radu has served as our Chief Financial Officer since July 2005 and as a director since July 2003 and has been the Director of Sales and Marketing of Asconi S.R.L. since January 2001. Her primary responsibilities are direct communication with distributors of Asconi wines worldwide as well as the development and implementation of marketing and sales strategies. From June 1999 until January 2001, Ms. Radu was the Director of Asconi’s Export-Import Department. From 1993 to 1999, Ms. Radu was the Sales Manager of Perla. Ms. Radu earned a Master’s Degree, with honors, from the International Institute of Management, with a major in Management. Ms. Radu also earned a Master’s Degree, with honors, from the Teachers’ University, where she majored in Fine Arts and Drawing. Ms. Radu is a citizen of the Republic of Moldova.

Nurlan Arinov joined our Board of Directors as an independent director and a member of the Audit Committee of the Board in October 2004. From April 2004 to present, Mr. Arinov has served as the auditor with PriceWaterhouseCoopers in Kazakhstan. From 1999 to 2002, he was a logistics and procurement manager of the Coca-Cola bottlers in Uzbekistan. Mr. Arinov graduated with honors from the University of Illinois with a Master’s degree in accounting. He is a US Certified public accountant. Mr. Arinov also holds a Master’s degree in engineering from the Bauman State Technical University in Moscow, Russia. Mr. Arinov is a citizen of Uzbakistan.

Anatolyi Krupskyi joined our Board of Directors as an independent director and as a member of the Audit Committee in February 2005. From December 2002 to present, Mr. Krupskyi has served as the General Director of Expowine in Moscow, the Russian Federation. From 1995 to 2002, he has served as the leading specialist of the Federal Tax Enforcement Service of the Russian Federation. Mr. Krupskyi graduated with Master’s degrees in economics and engineering from the Executive Military School in Voli, the Russian Federation in 1998. He also holds a law degree from the Saratov State Law Academy. Mr. Krupskyi is a citizen of the Russian Federation.

Andrew Gani joined our Board of Directors as an independent director in February 2005. From November 2003 to present, Mr. Gani has served as the Sales Director of Expowine in Moscow, the Russian Federation. From 1998 to 2003, he has served as the Regional Manager of Epsilon in Moscow. Mr. Gani graduated from Stavropol Technical University with a Master’s degree in Economics and Management. Mr. Krupskyi is a citizen of the Russian Federation.

No director is related to any other director or officer of our Company or our subsidiaries, and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.

Officers serve at the discretion of the Board. The address of each executive officer and director is: c/o Asconi Corporation, 2200 Winter Springs Blvd., Suite 106-330, Oviedo, Florida, 32765.

No person set forth above (i) was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); or (ii) was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibition activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 27, 2006, with respect to persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s Common Stock as well as beneficial ownership by the executive officers and Directors of the Company, and all executive officers of Directors as a group. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned, unless otherwise indicated. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Asconi Corporation, 2200 Winter Springs Blvd., Suite 106-330, Oviedo, Florida 32765.

The percentage of beneficial ownership in the following table is based upon 12,172,678 shares of common stock outstanding as of March 27, 2006. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of our common stock issuable under convertible securities that are presently exercisable or exercisable within 60 days of March 27, 2006 are deemed to be outstanding and beneficially owned by the person holding such convertible securities for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Approximate percentage of class Outstanding
Constantin Jitaru	5,460,813	44.9%
Anatolie Sirbu	5,460,813	44.9%
Nicolae Sterbets	0	0%
Tatiana Radu	0	0%
Nurlan Arinov	0	0%
Anatolyi Krupskyi	0	0
Andrei Gani	0	0%
All executive officers and Directors	0	0%

We do not have any type of equity compensation plan for our officers, directors or employees. In addition, neither we nor any of our subsidiaries have entered into an employment contract with our executive officers.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide that we shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who, at the request of our Board of Directors, may serve or at any time have served as directors or officers of another corporation in which we at such time owned or may own shares or stock or of which it was or may be a creditor. This indemnification extends to such persons respective heirs, administrators, successors and assigns. Such persons are indemnified against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the our company, or of such other corporation, except in relation to matters as to which any such director or officer of our company, or such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. This indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, and vote of shareholder or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INCORPORATION BY REFERENCE

We are permitted to “incorporate by reference” certain documents and information into this Information Statement. This means that we are referring you to the information that we have filed separately with the Commission. The information incorporated by reference should be considered a part of this Information Statement, except for any information superceded by information contained directly in this Information Statement. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2005 are incorporated by reference into this Information Statement. A copy of these reports are enclosed with this Information Statement.

AVAILABLE INFORMATION

The Reverse Stock Split will result in a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We and Mr. Jitaru and Mr. Sirbu have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 are available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing and may be inspected and copied, or obtained by mail, by oral or written request directed to Mr. Anatolyi Krupskyi at the following address: c/o Asconi Corporation, 2200 Winter Springs Blvd., Suite 106-330, Oviedo, Florida, 32765, telephone number (407) 679-9463.

We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission’s Internet Website (http://www.sec.gov).

By order of the Board of Directors,

By:	/s/ Nicolae Sterbets
Name: Nicolae Sterbets
Title: Chairman of the Board, President and Chief Executive Officer

Dated: March 28, 2006

ANNEX A

CERTIFICATE OF AMENDMENT TO

RESTATED ARTICLES OF INCORPORATION OF

ASCONI CORPORATION

Pursuant to Section 78.390 of General

Corporation Law of Nevada

Asconi Corporation, a Nevada corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Restated Articles of Incorporation (the “Articles of Incorporation”).

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 78.390 of the General Corporation Law of Nevada and shall become effective at 12:01 a.m., Eastern standard time, on             , 2006.

THIRD: The Articles of Incorporation are hereby amended by adding the following paragraph to Article IV of the Articles of Incorporation:

“At the effective time of this amendment, every thirty (30) shares of Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the effectiveness of this amendment will be automatically reclassified and changed (without any further act) into one (1) fully paid and non-assessable share of Common Stock, par value $0.001 per share. No fractional shares of Common Stock will be issued by reason of this amendment. Following the effective time of this amendment, the Corporation will pay to the holders of fractional shares resulting from the effectiveness of this amendment a cash amount of $1.00 per share for the shares of Common Stock not evenly divisible by thirty (30) and held by such holders immediately prior to the effectiveness of this amendment.”

IN WITNESS WHEREOF, Asconi Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this              day of             , 2006.

ASCONI CORPORATION

By:
Name: Nicolae Sterbets
Title: Chairman of the Board, President & Chief Executive Officer